UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2008

Einstein Noah Restaurant Group, Inc.

(Exact name of registrant as specified in its charter)

0-27148

(Commission File Number)

Delaware	13-3690261
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

555 Zang Street, Suite 300, Lakewood, Colorado	80228
(Address of principal executive offices)	(Zip Code)

(303) 568-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01                                       OTHER EVENTS

On September 18, 2007, Eric Mathistad, a former store manager, filed a putative class action against Einstein Noah Restaurant Group, Inc. (the “Company”) in the Superior Court of California for the State of California, County of San Diego.  The plaintiff alleges that we failed to pay overtime wages to “salaried restaurant employees” of our California stores who were misclassified as exempt employees, and that these employees were deprived of mandated meal periods and rest breaks.  On November 14, 2007, Bernadette Mejia, another former store manager, filed a similar case and these cases were subsequently consolidated.  On August 27, 2008, we reached an agreement in principle for the settlement of this litigation with the plaintiffs.

On February 8, 2008, Gloria Weber and Hakan Mikado, non-exempt employees, filed a putative class action against the Company in the Superior Court of California for the State of California, County of San Diego.  The plaintiff alleges that we failed to pay minimum wages, failed to pay overtime and failed to provide rest periods and meal breaks, among other charges.  On August 27, 2008, we reached an agreement in principle for the settlement of this litigation with the plaintiffs.

These settlements provide for payment of up to an aggregate of $2.5 million by the Company.  Each settlement is subject to completion of a settlement agreement to be signed by the parties, preliminary and final court approvals and the participation of a sufficient percentage of each of the putative classes.  There can be no assurance that these conditions will be satisfied.

The Company will be recording a liability in the third quarter of 2008 pursuant to Statement of Financial Accounting Standards No. 5, Accounting for Contingencies, in the amount of $1.9 million to satisfy these settlements. This one-time charge represents the Company’s current estimate of the aggregate amount that is probable to be paid pursuant to these settlements, but there can be no assurance that amounts actually paid will not be greater, up to $2.5 million, or less than the amount recorded by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EINSTEIN NOAH RESTAURANT GROUP, INC.

Date: September 3, 2008	/S/ RICHARD P. DUTKIEWICZ
Richard P. Dutkiewicz
Chief Financial Officer